Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP
LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

333 South Grand Avenue, Los Angeles, California 90071-3197
(213) 229-7000

www.gibsondunn.com

April 10, 2007

(213) 229-7000

(213) 229-7520

AECOM Technology Corporation
555 South Flower Street, Suite 3700
Los Angeles, California 90071

Re:                               AECOM Technology Corporation
Registration Statement on Form S-8 (File No. 333-              )

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, File No. 333-           (the “Registration Statement”), of AECOM Technology Corp., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to relating to 25,637,100 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) and 60,300 shares of the Company’s Convertible Preferred Stock, par value $100 per share (the “Preferred Stock” and collectively, the “Shares”), which have been reserved for issuance from time to time pursuant to awards granted and to be granted pursuant to the AECOM Technology Corporation Stock Incentive Plan, AECOM Technology Corporation 2000 Stock Incentive Plan, AECOM Technology Corporation 2006 Stock Incentive Plan, AECOM Technology Corporation Stock Incentive Plan for Non-Employee Directors, AECOM Technology Corporation 2006 Stock Incentive Plan for Non-Employee Directors, AECOM Technology Corporation Stock Purchase Plan, Australia Stock Investment Plan, Australia Stock Purchase Plan, Global Stock Investment Plan — United Kingdom, UMA Group Ltd. Employee Stock Purchase Plan, FaberMaunsell Limited Savings-Related Share Option Plan, AECOM Technology Corporation Equity Investment Plan, and AECOM Technology Corporation Retirement & Savings Plan (the “Plans”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  We have also assumed that awards have been granted and will be granted pursuant to the Plans as authorized by the Board of Directors of the Company or a duly authorized committee thereof and in accordance with the terms of the Plans.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued against payment therefor and in accordance with the terms of the applicable Plan and award grant, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP